FILED PURSUANT TO RULE 4242(h)
REGISTRATION FILE NO.: 333-206847-08

SUPPLEMENT

(To Preliminary Prospectus Dated November 29, 2017)

$875,909,000 (Approximate)

BANK 2017-BNK9
(Central Index Key Number 0001721373)

as Issuing Entity

Banc of America Merrill Lynch Commercial Mortgage Inc.
(Central Index Key Number 0001005007)

as Depositor

Bank of America, National Association
(Central Index Key Number 0001102113)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-BNK9

This is a supplement to the preliminary prospectus dated November 29, 2017 (the “Preliminary Prospectus”).

The Preliminary Prospectus is updated in the manner set forth herein. Capitalized terms used herein but not defined herein will have such meanings ascribed to them in the Preliminary Prospectus.

BofA Merrill Lynch	Wells Fargo Securities	Morgan Stanley
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
Drexel Hamilton
Co-Manager

The date of this Supplement is December 1, 2017

STRUCTURAL UPDATE

1.	The initial Certificate Balance of the Class A-3 Certificates will be decreased to $170,000,000.
2.	The initial Certificate Balance of the Class A-4 Certificates will be increased to $437,655,000.

3.    The table set forth on the front cover of the Preliminary Prospectus is deleted and replaced with the following:

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$26,278,000%		(5)	November 2022
Class A-2	$27,104,000%		(5)	December 2022
Class A-SB	$39,690,000%		(5)	August 2027
Class A-3	$170,000,000%		(5)	October 2027
Class A-4	$437,655,000%		(5)	December 2027
Class X-A	$700,727,000(6)%		Variable(7)	NAP
Class X-B	$175,182,000(8)%		Variable(9)	NAP
Class A-S	$41,293,000%		(5)	December 2027
Class B	$82,586,000%		(5)	December 2027
Class C	$51,303,000%		(5)	December 2027

4.    The table set forth in “SUMMARY OF CERTIFICATES” in the Preliminary Prospectus is deleted and replaced with the following:

Class or Interest	Approx. Initial Certificate Balance or Notional Amount(1)	Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window (Months)(4)
Offered Certificates
Class A-1	$26,278,000	30.000%	%	(5)	November 2022	2.78	1 – 59
Class A-2	$27,104,000	30.000%	%	(5)	December 2022	4.95	59 – 60
Class A-SB	$39,690,000	30.000%	%	(5)	August 2027	7.44	60 – 116
Class A-3	$170,000,000	30.000%	%	(5)	October 2027	9.76	116 – 118
Class A-4	$437,655,000	30.000%	%	(5)	December 2027	9.91	118 – 120
Class X-A	$700,727,000(6)	NAP	%	Variable(7)	NAP	NAP	NAP
Class X-B	$175,182,000(8)	NAP	%	Variable(9)	NAP	NAP	NAP
Class A-S	$41,293,000	25.875%	%	(5)	December 2027	9.99	120 – 120
Class B	$82,586,000	17.625%	%	(5)	December 2027	9.99	120 – 120
Class C	$51,303,000	12.500%	%	(5)	December 2027	9.99	120 – 120
Non-Offered Certificates
Class X-D	$47,549,000(10)	NAP	%	Variable(11)	NAP	NAP	NAP
Class X-E	$21,273,000(10)	NAP	%	Variable(11)	NAP	NAP	NAP
Class X-F	$15,015,000(10)	NAP	%	Variable(11)	NAP	NAP	NAP
Class X-G	$41,293,526(10)	NAP	%	Variable(11)	NAP	NAP	NAP
Class D	$47,549,000	7.750%	%	(5)	March 2028	10.00	120 – 123
Class E	$21,273,000	5.625%	%	(5)	March 2028	10.24	123 – 123
Class F	$15,015,000	4.125%	%	(5)	March 2028	10.24	123 – 123
Class G	$41,293,526	0.000%	%	(5)	November 2032	11.25	123 – 179
Class R(12)	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Non-Offered Eligible Vertical Interest
RR Interest	$52,686,290.90	NAP	%	WAC(13)	November 2032	9.55	1 – 179

5.    The table set forth under “Certificate Balances and Notional Amounts” in “SUMMARY OF TERMS” in the Preliminary Prospectus is deleted and replaced with the following:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$26,278,000	2.494%	30.000%
Class A-2	$27,104,000	2.572%	30.000%
Class A-SB	$39,690,000	3.767%	30.000%
Class A-3	$170,000,000	16.133%	30.000%
Class A-4	$437,655,000	41.534%	30.000%
Class X-A	$700,727,000(6)	NAP	NAP
Class X-B	$175,182,000(8)	NAP	NAP
Class A-S	$41,293,000	3.919%	25.875%
Class B	$82,586,000	7.838%	17.625%
Class C	$51,303,000	4.869%	12.500%

6.    The tables with respect to the Class A-3 and Class A-4 Certificates set forth in “YIELD AND MATURITY CONSIDERATIONS—Weighted Average Life” in the Preliminary Prospectus are deleted and replaced in their entirety with the following:

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.76	9.69	9.59	9.51	9.31

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.89	9.87	9.83	9.54

7.       The table set forth on the back cover of the Preliminary Prospectus is deleted and replaced with the following:

Class A-1	$26,278,000
Class A-2	$27,104,000
Class A-SB	$39,690,000
Class A-3	$170,000,000
Class A-4	$437,655,000
Class X-A	$700,727,000
Class X-B	$175,182,000
Class A-S	$41,293,000
Class B	$82,586,000
Class C	$51,303,000

The information in this supplement, if conveyed prior to the time of your contractual commitment to purchase any of the offered certificates, supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates (including, without limitation, the free writing prospectus structural and collateral term sheet dated November 28, 2017). The information in this supplement may be amended or supplemented. This supplement is being delivered to you solely to provide you with information about the offering of the offered certificates referred to in the Preliminary Prospectus and to solicit an offer to purchase the offered certificates, when, as and if issued.

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